Exhibit 10.1

FORM OF

PERFORMANCE
RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
2009 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:             Clayton G. Deutsch
No. of Restricted Stock Units:
Grant Date:

Pursuant to the Boston Private Financial Holdings, Inc. 2009 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Boston Private Financial Holdings, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $1.00 per share (the “Stock”) of the Company

By accepting this Award, the Grantee hereby affirms his agreement to the terms and conditions of his Employment Agreement with the Company that addresses confidentiality of Company information and post-employment restrictions on competition and solicitation of employees and customers or clients and should be reviewed carefully by the Grantee. If this Award is not so accepted within 30 days of the Grant Date, the Grantee shall forfeit the Award in its entirety (regardless of whether vested or unvested).

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units. The Grantee shall have no rights to this Award unless he or she shall have accepted the Award electronically through the Company’s Stock Plan Administration

System. The restrictions and conditions in this Agreement shall lapse and the Restricted Stock Units shall vest on _________ (the “Vesting Date”) based on the Company’s performance during the period beginning on ___________ and ending on _____________ (the “Measurement Period”). The Restricted Stock Units shall vest if, and only to the extent that, the Company achieves the performance targets described on Schedule A, hereto. The number of shares of Restricted Stock Units set forth above (the “Target Award”) represents the number of shares of Restricted Stock Units that will vest if the Company achieves target levels of performance, and the actual number of shares of Restricted Stock Units that may vest could be lower than the Target Award and could be zero. To the extent that the Company’s performance during the Measurement Period exceeds the target performance metrics described on Schedule A, the Grantee may be eligible to receive an award of a number of shares of Restricted Stock Units in addition to the Target Award, calculated pursuant to such schedule. The Grantee shall forfeit any portion of the Target Award that does not vest on the Vesting Date.

3. Termination of Employment. Except as otherwise provided in this Paragraph 3, if the Grantee’s employment with the Company and its subsidiaries is voluntarily or involuntarily terminated for any reason prior to the Vesting Date, all Restricted Stock Units shall immediately and automatically be forfeited. Notwithstanding the foregoing, if the Grantee’s employment with the Company and its subsidiaries is terminated (a) (i) due to Grantee’s disability (as determined in accordance with Section 3(b) of that certain Employment Agreement, dated June 7, 2010, by and between the Company and Grantee (the “Employment Agreement”)), (ii) due to Grantee’s Retirement (as defined in the Plan), or (iii) by the Company without Cause (as defined below), the Grantee shall be eligible to vest, on the Vesting Date, with respect to a pro-rated portion of the Final Award that the Grantee would have received had the Grantee’s employment not terminated prior to the Vesting Date, calculated based on (A) the number of days from the Grant Date through the date the Grantee’s termination of employment divided by (B) the number of days from the Grant Date through the Vesting Date, if, and only to the extent that, the Company achieves the performance targets described on Schedule A, or (b) due to Grantee’s death, the Restricted Stock Units shall vest with respect to a pro-rated portion of the Target Award, calculated based on (A) the number of days from the Grant Date through the date the Grantee’s termination of employment divided by (B) the number of days from the Grant Date through the Vesting Date. The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his or her representatives or legatees.

“Cause” shall mean: (i) conduct by Grantee constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by Grantee that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued neglect of his duties hereunder by Grantee (other than by reason of Grantee’s disability, as determined in accordance with Section 3(b) of the Employment Agreement) which has continued for more than 30 days following written notice of such neglect from the Board of Directors of the Company; (iv) a breach by Grantee of any of the provisions contained in Section 7 of the Employment Agreement which, to the extent curable, has not been cured within 30 days following written notice of such violation or breach; (v) a material violation by Grantee of the Company’s written employment policies or material breach of the Employment Agreement which, to the extent curable, has not been cured within 30 days following written notice of such violation or breach, or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

4. Change of Control. Notwithstanding the provisions of Paragraph 3 above, or the provisions of any agreement between the Grantee and Company or any subsidiary that is in effect as of the date hereof, in the event of a Change of Control (as defined in Section 19 of the Plan) or Sale Event (as defined in Section 3(c)) of the Plan) prior to the end of the Measurement Period, (i) if, in connection with such Change of Control or Sale Event, this Award is not assumed or continued by the successor entity in such Change of Control or Sale Event or substituted with a new award of such successor (in accordance with Section 3(c) of the Plan), the Restricted Stock Units shall automatically become vested with respect to a pro-rated portion of the Target Award calculated based on (a) the number of days from the Grant Date through the effective date of such Change of Control or Sale Event divided by (b) the number of days from the Grant Date through the Vesting Date, and (ii) if this Award is assumed or continued by the successor entity in such Change of Control or Sale Event or substituted with a new award of such successor subject to the provisions of the Plan, the Restricted Stock Units shall vest in accordance with Paragraphs 2 and 3 and Schedule A of this Agreement (as applicable), subject, in each case, to the terms of the Plan and to any applicable adjustments to the performance metrics set forth on Schedule A in connection with such Change of Control or Sale Event that may be made in the sole discretion of the Administrator and the parties to such Change of Control or Sale Event.

5. Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than thirty days after the Vesting Date occurs), the Company shall (i) issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraphs 2 or 3 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares, and (ii) pay in cash to the Grantee an amount equal to the product of (x) the amount of dividends payable per share of Stock since the Grant Date and (y) the number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date.

6. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have, and the Company shall have the authority to cause, the required minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

9. No Obligation to Continue Employment. Neither the Company nor any subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any subsidiary to terminate the employment of the Grantee at any time.

10. Clawback. This Award and any Restricted Stock Units granted hereunder (and any gains thereon) shall be subject to recovery or “clawback” by the Company if and to the extent that the vesting of such Restricted Stock Units was determined or calculated based on materially inaccurate financial statements or any other material inaccurate performance metric criteria. If the Company or its subsidiaries terminate the Grantee’s service relationship due to the Grantee’s gross negligence or willful misconduct (whether or not such actions also constitute Cause hereunder) which conduct, directly or indirectly results in the Company preparing an accounting restatement, and/or, if the Grantee breaches any provision of the Employment Agreement any Restricted Stock Units granted hereunder, whether or not vested, (and any gains thereon) shall be subject to forfeiture, recovery and “clawback.”

11. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name:

SCHEDULE A
PERFORMANCE TARGETS